CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Pruco Life Insurance Company of New Jersey (the “Company”) of our report dated March 20, 2023, except for the change in the manner in which the Company accounts for long-duration insurance contracts discussed in Note 2 to the financial statements and the Adoption of the New Accounting Standard for LDTI Critical Audit Matter, as to which the date is July 14, 2023, relating to the financial statements, which appears in Pruco Life Insurance Company of New Jersey’s Current Report on Form 8-K dated July 14, 2023.
/s/ PricewaterhouseCoopers LLP
New York, New York
October 24, 2023
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